Exhibit 99.01

OGE Energy Corp. reports earnings for 2015 and outlook for 2016

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), and holder of 26.3 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners LP, today reported earnings of $1.36 per average diluted share in 2015, compared with earnings of $1.98 per average diluted share in 2014. Earnings for 2015 include pension settlement and goodwill impairment charges at Enable Midstream of approximately $114 million pretax, or $0.35 per share after tax. Ongoing earnings, which exclude these non-cash charges, for 2015 were $1.71 per average diluted share compared to $1.98 per average diluted share for 2014. Ongoing earnings and ongoing earnings per average diluted share are non-GAAP financial measures. Additional information regarding these measures, including reconciliations of ongoing earnings and ongoing earnings per average diluted share, is below.

In 2015, OG&E, a regulated electric utility, reported net income of $269 million and contributed $1.35 per diluted share, compared with $292 million, or $1.46 per diluted share in 2014. Enable Midstream issued cash distributions to OGE of approximately $139 million and contributed earnings of $9 million, or $0.05 per diluted share in 2015, compared to earnings of $102 million, or $0.51 per diluted share in 2014. The holding company had a loss of $0.04 per diluted share in 2015, compared to earnings of $0.01 per diluted share in 2014.

“The significant drop in commodity prices had an impact on our business as well as our communities.” said OGE Energy Corp. President and CEO Sean Trauschke. “However, we have made significant investments to improve our business and our company is better positioned to handle these challenges.”

Fourth Quarter results
For the three months ended Dec. 31, 2015, OGE Energy reported earnings of $0.15 per diluted share, compared with $0.29 per diluted share in the fourth quarter of 2014. The decrease is primarily due to lower, weather related, earnings at the utility.

Discussion of 2015 results

OG&E reported gross margin of $1.3 billion in 2015, which was approximately $15 million lower than 2014. The reduction in gross margin for the year was due to mild weather, lower wholesale transmission revenues, and the expiration of a wholesale contract. Partially offsetting these reductions was new customer growth. In addition to lower gross margin, depreciation expense increased $29 million in 2015 primarily due to additional assets being placed into service. As a result, OG&E's net income decreased by $23 million from $292 million in 2014 to $269 million in 2015.

Natural Gas Midstream Operations contributed earnings to OGE of approximately $9 million for 2015 compared to $102 million for 2014. Ongoing earnings, which exclude pension settlement and goodwill charges, were approximately $80 million for 2015. Lower earnings were primarily a result of lower natural gas and natural gas liquids prices.

2016 Outlook
OG&E is projected to earn $1.44 to $1.50 per average diluted share. The Company projects the earnings contribution from its ownership interest in Enable Midstream to be approximately $56 million to $66 million or $0.28 to $0.33 per average diluted share. Additionally, OGE Energy consolidated earnings guidance for 2016 is $1.72 to $1.83 per average diluted share. The guidance assumes approximately 200 million average diluted shares outstanding and normal weather for the year.  More information regarding the Company’s 2016 earnings guidance and the Company’s 2015 financial results is contained in the Company's Form 10-K filed with the Securities and Exchange Commission.

Conference Call Webcast
OGE Energy will host a live webcast for discussion of the results of 2015 and the 2016 outlook on Friday, February 26, at 8 a.m. CST. The conference will be available through www.oge.com. OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with approximately 825,000 customers in Oklahoma and western Arkansas.  In addition, OGE holds a 26.3 percent limited partner interest and a 50 percent general partner interest of Enable Midstream Partners LP, created by the merger of OGE's Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.

Non-GAAP Financial Measures
OG&E has included in this release the non-GAAP financial measures Ongoing Earnings, Ongoing Earnings per Average Diluted Share, and Gross Margin. Gross Margin is defined by OG&E as operating revenues less fuel, purchased power

Exhibit 99.01

and certain transmission expenses. Gross margin is a non-GAAP financial measure because it excludes depreciation and amortization, and other operation and maintenance expenses. Expenses for fuel and purchased power are recovered through fuel adjustment clauses and as a result changes in these expenses are offset in operating revenues with no impact on net income. OG&E believes gross margin provides a more meaningful basis for evaluating its operations across periods than operating revenues because gross margin excludes the revenue effect of fluctuations in these expenses. Gross margin is used internally to measure performance against budget and in reports for management and the Board of Directors. OG&E's definition of gross margin may be different from similar terms used by other companies.

Reconciliation of Gross Margin to Revenue attributable to OG&E

	OGE Energy & OG&E Year Ended December 31,

(Dollars in Millions)	2015	2014
Operating revenues	$2,196.9	$2,453.1
Cost of sales	865	1,106.6
Gross Margin	$1,331.9	$1,346.5

Ongoing Earnings and Ongoing Earnings per Average Diluted Share, which exclude non-cash charges of approximately $108 million or $0.33 per average diluted share associated with OGE’s share of Enable Midstream’s goodwill impairment as well as a non-cash pension settlement charge of approximately $6 million or $0.02 per average diluted share, are non-GAAP financial measures. OGE Energy’s management believes that ongoing earnings and ongoing earnings per average diluted share provide a more meaningful comparison of earnings results and are more representative of OGE Energy’s fundamental core earnings power. Reconciliations of ongoing earnings and ongoing earnings per average diluted share are below.

Exhibit 99.01

OGE Energy Corp
Reconciliation of Ongoing Earnings (Loss) to GAAP Earnings (Loss)

	2015 GAAP Earnings (Loss)	Goodwill and Pension Settlement Charges(1)	2015 Ongoing Earnings (Loss)	2014 GAAP and Ongoing Earnings (Loss)(2)

(Dollars in Millions)
OG&E	$268.9	$—	$268.9	$292.0
Natural Gas Midstream Operations	9.4	70.8	80.2	102.3
Holding Company	(7.0)	—	(7.0)	1.5
Consolidated	$271.3	$70.8	$342.1	$395.8

Reconciliation of Ongoing Earnings per Average Diluted Share to GAAP Earnings per Average Diluted Share

	2015 GAAP Earnings Per Share	Goodwill and Pension Settlement Charges(1)	2015 Ongoing Earnings Per Share	2014 GAAP and Ongoing Earnings Per Share(2)

OG&E	$1.35	$—	$1.35	$1.46
Natural Gas Midstream Operations	0.05	0.35	0.40	0.51
Holding Company	(0.04)	—	(0.04)	0.01
Consolidated	$1.36	$0.35	$1.71	$1.98
(1) OGE recognized a non-cash charge of approximately $108 million or $0.33 per average diluted share for its portion of Enable Midstream’s goodwill impairment. Additionally, OGE recognized a non-cash charge of approximately $6 million or $0.02 per average diluted share for a pension settlement charge related to Enable.
(2) There were no similar charges for the year ended December 31, 2014 therefore, ongoing and GAAP earnings are the same.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions.  Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations; prices and availability of electricity, coal, natural gas and natural gas liquids; the timing and extent of changes in commodity prices, particularly natural gas and natural gas liquids, the competitive effects of the available pipeline capacity in the regions Enable Midstream Partners serves, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable Midstream Partners' interstate pipelines; the timing and extent of changes in the supply of natural gas, particularly supplies available for gathering by Enable Midstream Partners' gathering and processing business and transporting by Enable Midstream Partners' interstate pipelines, including the impact of natural gas and natural gas liquids prices on the level of drilling and production activities in the regions Enable Midstream Partners serves; business conditions in the energy and natural gas midstream industries including the demand for natural gas, natural gas liquids, crude oil and midstream services; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws and regulations that may impact the Company's operations; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyber-attacks and

Exhibit 99.01

other catastrophic events; advances in technology; creditworthiness of suppliers, customers and other contractual parties; difficulty in making accurate assumptions and projections regarding future revenues and costs associated with the Company's equity investment in Enable Midstream Partners that the Company does not control; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors and Exhibit 99.01 to the Company's Form 10-K for the year ended December 31, 2015.

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

Exhibit 99.01

OGE ENERGY CORP.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions except per share data)	2015	2014	2015	2014
OPERATING REVENUES	447.1	526.2	2,196.9	2,453.1
COST OF SALES	182.7	237.0	865.0	1,106.6
OPERATING EXPENSES
Other operation and maintenance	117.3	107.7	451.6	439.6
Depreciation and amortization	77.9	74.2	307.9	281.4
Taxes other than income	22.4	22.2	91.2	88.7
Total operating expenses	217.6	204.1	850.7	809.7
OPERATING INCOME	46.8	85.1	481.2	536.8
OTHER INCOME (EXPENSE)
Equity in earnings of unconsolidated affiliates	27.5	40.7	15.5	172.6
Allowance for equity funds used during construction	2.9	1.2	8.3	4.2
Other income	7.6	6.1	27.0	17.8
Other expense	(5.8)	(3.2)	(14.3)	(14.4)
Net other income	32.2	44.8	36.5	180.2
INTEREST EXPENSE
Interest on long-term debt	36.9	35.4	147.8	144.6
Allowance for borrowed funds used during construction	(1.5)	(0.7)	(4.2)	(2.4)
Interest on short-term debt and other interest charges	1.2	1.2	5.4	6.2
Interest expense	36.6	35.9	149.0	148.4
INCOME BEFORE TAXES	42.4	94.0	368.7	568.6
INCOME TAX EXPENSE	13.0	35.6	97.4	172.8
NET INCOME	29.4	58.4	271.3	395.8
Less: Net income attributable to noncontrolling interests	—	—	—	—
NET INCOME ATTRIBUTABLE TO OGE ENERGY	$29.4	$58.4	$271.3	$395.8
BASIC AVERAGE COMMON SHARES OUTSTANDING	199.7	199.4	199.6	199.2
DILUTED AVERAGE COMMON SHARES OUTSTANDING	199.7	199.5	199.6	199.9
BASIC EARNINGS PER AVERAGE COMMON SHARE ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$0.15	$0.29	$1.36	$1.99
DILUTED EARNINGS PER AVERAGE COMMON SHARES ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$0.15	$0.29	$1.36	$1.98
DIVIDENDS DECLARED PER COMMON SHARE	$0.27500	$0.25000	$1.05000	$0.95000

Exhibit 99.01

Oklahoma Gas and Electric Company
Financial and Statistical Data
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions)	2015	2014	2015	2014
Operating revenues by classification
Residential	$169.8	$186.9	$896.5	$925.5
Commercial	112.0	129.1	535.0	583.3
Industrial	40.4	50.0	190.6	224.5
Oilfield	34.6	41.9	162.8	188.3
Public authorities and street light	40.1	48.0	194.2	220.3
Sales for resale	—	11.6	21.7	52.9
System sales revenues	396.9	467.5	2,000.8	2,194.8
Off-system sales revenues	13.8	16.1	48.6	94.1
Other	36.4	42.6	147.5	164.2
Total operating revenues	$447.1	$526.2	$2,196.9	$2,453.1
MWH sales by classification (In millions)
Residential	1.8	2.1	9.2	9.4
Commercial	1.7	1.7	7.4	7.2
Industrial	0.8	0.9	3.6	3.8
Oilfield	0.9	0.8	3.4	3.4
Public authorities and street light	0.7	0.8	3.1	3.2
Sales for resale	—	0.2	0.5	1.0
System sales	5.9	6.5	27.2	28.0
Off-system sales	0.6	0.3	1.7	2.2
Total sales	6.5	6.8	28.9	30.2
Number of customers	824,776	814,982	824,776	814,982
Weighted-average cost of energy per kilowatt-hour - cents
Natural gas	2.118	3.724	2.529	4.506
Coal	2.271	2.169	2.187	2.152
Total fuel	2.014	2.499	2.196	2.752
Total fuel and purchased power	2.700	3.312	2.874	3.493
Degree days (A)
Heating - Actual	1,054	1,289	3,038	3,569
Heating - Normal	1,329	1,329	3,349	3,349
Cooling - Actual	78	129	2,071	2,114
Cooling - Normal	74	74	2,092	2,092